	Fund Name	MML Blue Chip Growth Fund
	Series Number	(Series 16)
	Name of Affiliate member of underwriting or selling syndicate	Jefferies & Company, Inc.

	(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

	Issuer/Name of Security	Zoetis, Inc.
	Description of Security	Common Stock

	Date Purchased	2/1/2013

	Underwriter(s) from whom purchased	Merrill Lynch, Pierce, Fenner & Smith Incorporated

	Syndicate Member(s)	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Guggenheim Securities, LLC
Jefferies & Company, Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Loop Capital Markets LLC
RBC Capital Markets, LLC
The Williams Capital Group, L.P.
UBS Securities LLC
Lebenthal & Co., LLC
Piper Jaffray & Co.
Samuel A. Ramirez & Company, Inc.

(U)	Aggregate Principal amount or Number of Shares	5,800
(V)	Aggregate Purchase Price	$150,800.00
(Y)	Aggregate principal amount of such class of securities being offered	$2,238,600,000.00

	Purchase Price per Unit	$26.00

	Date First Offered:	2/1/2013
	Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$26.00
	Commission, spread or profit (%)	3.70%; $0.96

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.